UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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NAUTILUS, INC.

(Name of Registrant as Specified In Its Charter)

SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC, SHERBORNE
INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC,
SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC,
NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON

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November 30, 2007

Dear Fellow Shareholder:

You have probably been inundated recently with letters, press releases, presentations and telephone calls concerning the special meeting of Nautilus shareholders to be held on December 18th.  The majority of these communications have emanated from the board of Nautilus, as we have not felt that it would be productive to respond to each and every message.

With the shareholder vote now relatively near, we wanted to expand on some of the points in our previous letter to you and to add some additional points, which we hope you will take a few moments to read.  Generally, there is nothing we have seen to date that would cause us to revisit anything contained in our previous letter to you of November 5th, which accompanied our proxy statement, or our presentation filed with the Securities and Exchange Commission on November 14th.  Our emphasis continues to be on having the Company adopt a more realistic, and more profitable, operating strategy while restoring financial stability to its balance sheet.  If you would like to review either of our previous documents, they are accessible on the internet at http://www.dfking.com/sherborne or we would be happy to send you a copy.  As previously indicated, we urge you to vote for the Sherborne nominees on the Green proxy card.

In deciding whether to call the special meeting of shareholders, we had to think long and hard about the expense, unpleasantness and time involved, things that, of course, we would prefer to avoid.  However, we have made a significant investment of our own funds in Nautilus in just the same way that you have, and we remain convinced that, with a fresh approach by the board, significant value can be created for shareholders.  Unfortunately, recent actions by the board have convinced us that a continuation of the existing approach will not create any significant value and is more likely to continue the downward trend that has been evident at Nautilus during the period when most of the current directors have been in office.

You may have read in our public disclosures that the board of Nautilus offered to appoint two representatives of Sherborne Investors to a board of ten members.  This offer was made with the proviso that a “standstill” agreement be put in place.  More significantly, however, the board declined to offer us an operational role in the turnaround, which we consider critically important.  In recent days, the Company has made a similar proposal publicly, in what seems to be an attempt to appeal to the proxy advisory services by appearing to be “reasonable.”  We previously considered this option seriously, but, after several meetings with the board and senior management, we concluded that they were unwilling or unable to turn the Company away from the unsuccessful path that it has pursued for the past several years.

Since we declined the Company’s offer, the directors have, among other things, instituted a “poison pill” shareholder rights plan, reconfirmed the purchase of Land America, and given the interim CEO a permanent employment contract with severance provisions that are onerous to the Company.  We do not consider any of these actions to be in the best interests of shareholders, and, had we accepted the Company’s offer to join the board, our votes against these actions would have been ineffective.  As a

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result, we believe our earlier judgment has proved to be correct.  We also believe it would have been more appropriate for the board to make decisions of this significance after the result of the shareholders’ vote was known.

We believe a new approach by the board is in the best interests of all shareholders, and we ask you to support the new nominees that we have proposed.

In our earlier letter and presentation referred to above, we set forth our ideas on strategy, operations, financial position, management and transparency, so we do not intend to repeat them in this letter.  Our additional points are as follows.

Strategy and stated goals are contradictory

The board has stated that its key goal is to diversify away from the Company’s heavy reliance on the direct to consumer business, which seems reasonable in principle.  The major strategy in support of this goal has, however, been to expand in the retail fitness equipment segment, which appears to offer poor shareholder returns even for the most effective participants in the industry.  We estimate that the Company’s direct to consumer channel continues to be profitable on a fully allocated cost basis, while the retail fitness equipment business, after several years of investment, remains unprofitable.  The strategy by which the board hoped to make the Company less dependent on the direct channel has, ironically, made Nautilus more dependent on it than before due to the need to cover these losses.  We believe that the prospects for significant profitability in retail fitness equipment are, at best, speculative.

Industry experience

The board has expressed concern about the lack of retail industry experience of the Sherborne Investors nominees.  In fact, our independent nominees to the board, Mr. Michael Stein and Mr. Richard Horn, do have relevant experience from Nordstrom and PetSmart, respectively.  In any event, retail fitness equipment in the nine months to date in 2007 has only contributed 15.2% of Nautilus’ consolidated sales, a relatively minor proportion.  Sherborne Investors’ principals do have hands-on experience in direct marketing, sales of non-fitness commercial equipment and international operations.  These are major components of the 85% of Nautilus’ businesses that are not based on retail fitness equipment and they are the businesses that appear to be profitable.

Turnaround experience

Based on the Company’s public disclosures, none of the directors, including the current CEO, has ever led an operational turnaround of a public company.  In fact, none of these individuals has ever led a public company as chief executive officer or even chief operating officer.  This is not to suggest that these individuals are incapable of executing a successful turnaround, but they would be learning at the shareholders’ expense.  Sherborne Investors and its principals have direct, verifiable experience in successful public company turnarounds.  At a time when the Company’s financial position is becoming precarious, we believe that our nominees offer a lower risk option for shareholders.

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Longer-term management

We continue to feel that, after a relatively brief turnaround exercise, the Company should return to an emphasis on growth in areas that offer shareholders the prospect of good returns.  While we believe that Sherborne Investors can contribute significantly to a turnaround, we do not believe we are the best choice for the subsequent phase of the Company’s evolution.  When we first spoke with the board, they informed us that they were conducting an external search for a new chief executive with strong marketing credentials.  Our view is that this was the right approach and our nominees, if elected, would recommence this search to recruit the best available long-term CEO for the Company.

Investment record

Since 2003, we have made several public turnaround investments similar in nature to Nautilus, each producing significant appreciation for all shareholders.  The Company has gone to considerable lengths to inform you about a 1987 investment in Ampex Corporation, the one public company investment in approximately 30 years on which our principals have realized a loss.  We believe that a fair-minded observer looking at our portfolio of investments would conclude that, overall, Sherborne Investors’ record compares reasonably well with that of similar firms.  If this were not the case, it is unlikely that Sherborne Investors would have had the funds available to buy 25% of Nautilus in the last few months.

Summary

The level of our investment is evidence of our belief that Nautilus is an exciting turnaround investment story waiting to happen.  In fact, we continued to buy shares in Nautilus after the record date for voting had passed and would have continued to do so if the Company’s “poison pill” shareholder rights plan had not prevented us from doing so.

It is human nature for a group of directors to cling to a course of action in which they have invested a great deal of time and personal prestige, even after it is clearly seen to be wishful thinking.  If the Company’s operations in the fourth quarter yield a break-even result as management has forecasted, after adjusting for a non-recurring, non-cash gain, Nautilus will generate a loss in 2007 at the rate of $35 million annually.  This is a serious issue that requires swift attention and a pragmatic approach.  We believe that our nominees have the experience to address this problem.

If elected, the two principals of Sherborne Investors, Edward Bramson and Gerard Eastman, will not receive any compensation from the Company in the form of fees, salaries, options or anything else and, therefore, their interests are fully aligned with the interests of all shareholders.  The other nominees, Mr. Michael Stein and Mr. Richard Horn, have no financial or commercial ties with, and receive no compensation from, Sherborne Investors.  We believe that they can be relied upon to act as completely independent directors, helping to guide the Company in the best way they see fit.

The market value of our shares in Nautilus has declined by 41% since we purchased them, and we assume that other shareholders are also reflecting similar or greater losses on their investments in Nautilus.  The current board’s new vision of how to rebuild the value of Nautilus seems very similar to their old vision and seems likely to result in continued disappointment and a further decline in the value of your shares.

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We sincerely believe that a fresh, realistic and straightforward attitude on the part of the board could make a major difference to the shareholder value of Nautilus.  Since our principals would receive no compensation from the Company, our interests are clearly aligned with those of all shareholders.  We ask you to support our nominees in the forthcoming shareholders meeting.  If you entrust this responsibility to us, we will do our absolute best to unlock the underlying value of Nautilus for the benefit of all shareholders.

For the reasons stated above and more fully discussed in our proxy statement, dated November 5, 2007, Sherborne Investors urges you to vote “FOR” Proposals 1, 2, 3 and 5 and “FOR ALL” of our nominees in Proposal 4 on the enclosed GREEN proxy card.

Yours sincerely,

Sherborne Investors LP
135 East 57th Street
New York, New York  10022

A proxy statement regarding this proxy solicitation was filed with the Securities and Exchange Commission on November 5, 2007.  You should read the proxy statement, as it contains important information.  Copies of this proxy statement are available free of charge at www.sec.gov and www.dfking.com/sherborne or by calling D.F. King & Co., Inc. at the numbers listed below.  The GREEN proxy card is being furnished to shareholders in connection with the solicitation of proxies by Sherborne Investors LP and not on behalf of the incumbent board of directors of the company.

The upcoming special meeting of shareholders will take place at 10:00am local time on December 18, 2007. It will be held at Nautilus’ World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington. We urge you to vote the GREEN proxy card today.

Please vote the GREEN proxy card today! Do NOT send back management’s white proxy card even as a sign of protest. Remember, your latest dated proxy card will revoke all previous cards submitted, so if you have already voted the white card please vote the GREEN proxy card today.

If any of your shares are held in the name of a broker, bank or other nominee, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your shares. We urge you to confirm to D.F. King & Co. in writing at the address provided below the instructions you give to your broker, bank or other nominee so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions, require assistance in voting your shares, or need additional copies of our proxy materials, please call D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All others call toll free: (800) 628-8532
Institutional Investors Call: (212) 493-6990
Email: sherborne@dfking.com

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